UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2018

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ZAIS GROUP HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35848	46-1314400
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Bridge Avenue, Suite 322 Red Bank, NJ	07701-1106
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (732) 978-7518

N/A
(Former name or former address, if changed since last report.)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Principal Executive Officer and Director

On January 4, 2018, Michael Szymanski, the President and Chief Executive Officer and member of the Board of Directors of ZAIS Group Holdings, Inc. (the “Company”) and President of ZAIS Group, LLC (“ZAIS Group”) resigned all of his positions with the Company and ZAIS Group, effective at 5 P.M. on January 5, 2018.

On April 5, 2017, pursuant to an Award Letter, ZAIS Group provided Mr. Szymanski a retention award equal to $1.5 million in total (“Retention Bonus”), with the last installment of $500,000 payable if Mr. Szymanski remained with the Company through the closing of a strategic transaction involving the Company, including the closing of any going private transaction. On November 7, 2017, the Company amended the Award Letter to provide that the final installment of the Retention Bonus would be paid on February 28, 2018, provided Mr. Szymanski was still employed by ZAIS Group on that date. In connection with his resignation, Mr. Szymanski entered into a Release Agreement with ZAIS Group wherein he agreed to a full release of claims against, and covenant not to sue, ZAIS Group and its affiliates, in exchange for the Company’s agreement to (i) pay the last installment of Mr. Szymanski’s Retention Bonus which he would have otherwise forfeited and (ii) waive the six-month covenant not to compete and modify the 12-month covenant not to solicit otherwise applicable to Mr. Szymanski.

Additionally, on January 4, 2018, the Company entered into a Consulting Agreement with Mr. Szymanski wherein, effective on January 6, 2018, Mr. Szymanski would commence providing consulting services to the Company and ZAIS Group through February 28, 2018 for a monthly consulting fee equal to $50,000 payable in advance and the reimbursement of all reasonable expenses.

Appointment of New Principal Executive Officer and Election of Director

On January 5, 2018, the Company announced the appointment of Daniel Curry as President of ZAIS Group, LLC and President and Chief Executive Officer of the Company. Mr. Curry was also elected to the Board of Directors of the Company.

Mr. Curry, age 58, previously served as President, Chief Executive Officer and director of DBRS Group, a credit rating agency. Prior to his service with DBRS Group, Mr. Curry served as a Managing Director at Moody’s on the Corporate Ratings team.

As disclosed in the December 18, 2017 amendment to the Schedule 13D filed jointly by Christian Zugel, Z Acquisition LLC, the Zugel Family Trust and Sonia Zugel, Mr. Curry is a member in Z Acquisition LLC, the entity formed by Christian Zugel for purposes of his offer to take the Company private. Mr. Curry owns 40% of Z Acquisition LLC and has contributed approximately $400,000 to it. Christian Zugel, as managing member of Z Acquisition LLC, may call additional capital on a pro rata basis from Mr. Curry to satisfy Mr. Zugel’s payment obligations under that certain Share Purchase Agreement that Mr. Zugel entered into with Ramguard LLC (an entity owned and controlled by Neil Ramsey) and Z Acquisition LLC’s obligations under that certain Promissory Note to Ramguard LLC. In addition, the Zugel acquisition group disclosed that Christian Zugel and Mr. Curry have agreed in principle that, if an agreement is reached with the Company with respect to a take private transaction, in connection with such take private transaction, Z Acquisition LLC will contribute approximately $11,100,000 to ZGP in order to provide a portion of the funds required to consummate the take private transaction, of which Mr. Curry will fund 40%. It is anticipated that the amount to be contributed to ZGP in order to provide a portion of the funds required to consummate the take private transaction will likely increase to approximately $12,700,000.

Discussions between the Special Committee of the Board of Directors of the Company and Christian Zugel regarding the take private proposal that he and Z Acquisition LLC made to the Company are continuing. There is no assurance that an agreement to take the Company private will be reached.

The Company believes that Dan Curry would benefit the Company’s Board of Directors because of his extensive experience in structured credit markets, business leadership experience and knowledge of financial markets.

In connection with his appointment, ZAIS Group provided Mr. Curry with an offer letter that provides for an annual base salary of $400,000 and customary health, welfare and vacation benefits.

Item 9.01.	Financial Statements and Exhibits.

(d)        Exhibits

Exhibit No.	Description
99.1	Press Release dated January 5, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAIS GROUP HOLDINGS, INC.

	By:	/s/ Christian Zugel
Christian Zugel
Chief Investment Officer
Date: January 5, 2018